EXHIBIT 21

                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.

                              LIST OF SUBSIDIARIES



       AESP Computerzubehor GmbH, a company organized under the laws of Germany

       Advanced Electronic Support Products Computertillbehor i Sweden
               Aktiebolag, a company organized under the laws of Sweden